Exhibit 21 - List of LP’s subsidiaries.

Louisiana-Pacific Corporation

Domestic Subsidiaries
GreenStone Industries, Inc.
Ketchikan Pulp Company
Louisiana-Pacific International, Inc.
LPS Corporation
L-P SPV2, LLC

Foreign Subsidiaries
Louisiana-Pacific Canada Sales ULC
Louisiana-Pacific Canada Holdings Ltd.
Louisiana-Pacific Canada Ltd.
Louisiana-Pacific South America S.A.
Louisiana-Pacific Chile S.A.
Louisiana-Pacific del Perú S.A.C.
LP Brasil OSB Industria E. Comercio S.A.